Exhibit 99.1

CELSIUS EXPANDS MARKETING THROUGH ADDITIONAL FINANCING FROM DESANTIS

Delray Beach, FL - July 13, 2010—Celsius Holdings, Inc. (NASDAQ:CELH) announced today that CD Financial, LLC, a company controlled by Carl DeSantis, a principal shareholder,  agreed to provide up to $3.0 million in a line of credit to be used exclusively for incremental targeted advertising and marketing of Celsius’ products. The loan requires payments of interest only, at the rate of 5 percent per annum, until maturity in July 2012. The loan is secured by a pledge of Celsius’ assets. If funded in full, the line of credit will increase Mr. DeSantis’ investment in Celsius to $17.3 million.

Carl DeSantis stated “I am extremely pleased with the progress of the company in gaining distribution of Celsius’ products throughout the country. This line of credit will expand the company’s marketing efforts to continue building consumer awareness of the many benefits of Celsius.”

Celsius®, Your Ultimate Fitness PartnerTM, has been scientifically shown to burn calories and when combined with exercise, burns fat, builds lean muscle and provides lasting energy. Celsius contains no sugar, no high fructose corn syrup, no aspartame, no artificial flavors, colors or preservatives, and is very low in sodium. Celsius is powered by a proprietary blend of ingredients, MetaPlus®, which includes Green Tea with EGCG, Ginger, Caffeine, Calcium, Chromium, B Vitamins and Vitamin C.

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (NASDAQ:CELH) markets Celsius®, Your Ultimate Fitness PartnerTM, which is backed by science. Celsius is dedicated to providing healthier, everyday refreshment through science and innovation. Information about Celsius Holdings, Inc. and Celsius, Your Ultimate Fitness PartnerTM, is available at http://www.celsius.com.

Forward-Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Celsius Holdings' future results of operations and/or financial position, or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” “would,” or similar words. You should not rely on forward-looking statements since Celsius Holdings' actual results may differ materially from those indicated by forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations affecting our business; and other risks and uncertainties discussed in the reports Celsius Holdings files from time to time with the Securities and Exchange Commission. Celsius Holdings does not intend to and undertakes no duty to update the information contained in this press release

Contact Info:
Investor Relations: John McNamara, Cameron Associates, 212-554-5485, john@cameronassoc.com
Geary Cotton (561) 276-2239 or gcotton@celsius.com
Source: Celsius Holdings, Inc.